Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Fourth Quarter and Full Year 2017

CLEARWATER, Fla., March 7, 2018 /PRNewswire/ — Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the quarter and year ended December 31, 2017.

Highlights

•	Book value per share increased 18.2% year-over-year to $14.67 as of December 31, 2017

•	$8.2 million of dividends paid in 2017; book value per share increase of 20.2% adding back dividends

•	Fourth quarter net loss of $5.0 million; full year net loss of $1.1 million

•	Fourth quarter adjusted net income* of $30.3 million; full year adjusted net income* of $41.1 million

•	Loss per share for the fourth quarter was ($0.18) and ($0.04) for the full year 2017

•	Adjusted earnings per share* for the fourth quarter was $1.23 and $1.53 for the full year 2017

•	Premiums in force increased by 48% to $940.8 million at December 31, 2017 compared to $635.3 million at December 31, 2016

•	$379.8 million of stockholders’ equity at December 31, 2017

•	Repurchased 5,340,267 shares of our common stock in 2017 for an aggregate purchase price of $61.6 million

•	A 62% increase in policy count from December 31, 2016 to December 31, 2017

•	Board of Directors declared a fourth quarter dividend of $0.06 per share

•	Closed on the acquisition of Narragansett Bay Insurance Company (“NBIC”) on November 30, 2017

•	Hurricane Irma

•	Closed 87% of approximately 30,000 Irma Claims

•	Vertically integrated repair division responded to approximately 9,000 Hurricane Irma claims

Bruce Lucas, Chairman & CEO, stated “I’m pleased to announce that we had record earnings in the fourth quarter and recorded $30.3 million of adjusted net income*. By all accounts we had a tremendous 2017 and delivered a strong 20.2% total shareholder return to our investors in a year marked by a major Florida hurricane.

Growth rates continue to accelerate and the Company recorded the best year in our history as measured by personal lines new business written, despite Hurricane Irma which temporarily impacted sales. Heritage ended 2017 with an increase in policy count of 62% year over year. Our voluntary sales and diversification continue to outpace management’s expectations, and we have new state and product initiatives in place that will further accelerate our sales in 2018.

We had a fourth straight year of record growth at our wholly-owned construction and mitigation division, Contractors Alliance Network (“CAN”), and we exceeded $100 million of revenue in 2017 for the first time in our history. CAN currently provides loss mitigation services to our insurance company affiliates. We are continuing to expand the division and plan to launch operations in additional states in 2018, which we believe will further improve our consolidated loss ratios. 2017 was a great example of our continued lower trend in consolidated loss ratios. Our year-over-year consolidated gross loss ratio improved to an impressive 24.4% compared to 43.2% at the end of 2016.

Additionally, the integration of NBIC with Heritage Insurance has gone well. NBIC provides substantial diversification to the Heritage portfolio and reduces our Florida concentration from 71.3% to just 32.1% of total insured value. This diversification, and our substantial multi-year reinsurance, will benefit our 2018-2019 reinsurance program in both capacity and pricing, which we believe is a unique hedge compared to other insurance carriers in the Florida market. We had another profitable year in 2017 and we are well positioned for increased growth and profitability in 2018.”

*	Adjusted net income and Adjusted earnings per share are Non-GAAP Measures defined and reconciled to the nearest GAAP financial measures in the “Non-GAAP Financial Measurements” Section of this release.

Results of Operations

The following table summarizes our results of operations for the three months and years ended December 31, 2017 and 2016, respectively (in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2017	2016	Change		2017	2016	Change
Revenue
Gross premiums written	$169,720	$154,911	10%		$625,565	$626,704	(0)%
Gross premiums earned	$183,279	$160,242	14%		$643,304	$640,518	0%
Ceded premiums	$(81,551)	$(65,336)	25%		$(263,740)	$(228,797)	15%
Net premiums earned	$101,728	$94,906	7%		$379,564	$411,721	(8)%

Total revenue	$108,618	$102,806	6%		$406,623	$438,958	(7)%
Operating income/(loss)	$23,171	$(3,644)	(736)%		$49,535	$56,765	(13)%
(Loss)/Income before taxes	$(17,210)	$(4,006)	330%		$(5,892)	$56,403	(110)%
Net (loss)/income	$(5,048)	$(2,856)	77%		$(1,119)	$33,865	(103)%
Adjusted Net Income/(loss)*	$30,286	$(2,856)	(1,160)%		$41,098	$33,865	21%

Per Share Data:
Book value per share	$14.67	$12.41	18%		$14.67	$12.41	18%
EPS	$(0.18)	$(0.09)	100%		$(0.04)	$1.14	(104)%
EPS (Adjusted Net Income)*	$1.23	$(0.09)	(1,466)%		$1.53	$1.14	34%
Return on average equity - Net Income/(Loss)	(1.5)%	(0.8)%	(0.7	)pts	(0.3)%	9.5%	(9.8	)pts
Return on average equity – Adjusted Net Income/(Loss)*	8.9%	(0.8)%	9.7	pts	11.1%	9.5%	1.6	pts

Weighted average shares outstanding
Basic	24,280,095	28,649,166	(15)%		26,798,465	29,632,171	(10)%
Diluted	24,280,095	28,649,166	(15)%		26,798,465	29,634,349	(10)%

Weighted average shares outstanding (Adjusted Net Income)*
Basic	24,280,095	28,649,166			26,798,465	29,632,171
Diluted	24,636,458	28,649,166			26,957,065	29,634,349

Ratios to Gross Premiums Earned:
Ceded premium ratio	44.5%	40.8%	3.7	pts	41.0%	35.7%	5.3	pts
Gross loss ratio	24.4%	43.2%	(18.8	)pts	31.3%	37.3%	(6.0	)pts
Gross expense ratio	22.2%	23.2%	(1.0	)pts	24.2%	22.4%	1.8	pts
Combined ratio	91.1%	107.2%	(16.1	)pts	96.5%	95.4%	1.1	pts

Ratios to Net Premiums Earned:
Net loss ratio	44.0%	72.9%	(28.9	)pts	53.1%	58.0%	(4.9	)pts
Net expense ratio	40.0%	39.3%	0.7	pts	41.0%	34.8%	6.2	pts
Combined ratio	84.0%	112.2%	(28.2	)pts	94.1%	92.8%	1.3	pts

Ratios

Ceded premium ratio. Our ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Gross loss ratio. Our gross loss ratio represents losses and loss adjustment expenses net of reinsurance recoveries as a percentage of gross premiums earned.

Net loss ratio. Our net loss ratio represents losses and loss adjustment expenses as a percentage of net premiums earned.

Gross expense ratio. Our gross expense ratio represents policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned. Ceding commission income is reported as a reduction of policy acquisition costs.

Net expense ratio. Our net expense ratio represents policy acquisition costs plus general and administrative expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of policy acquisition costs.

Combined ratios. Our combined ratio on a gross basis represents the sum of ceded premiums, losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of gross premiums earned. Our combined ratio on a net basis represents the sum of losses and loss adjustment expenses, policy acquisition costs and general and administrative expenses as a percentage of net premiums earned.

The combined ratio is the key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

We incurred a GAAP net loss of $5.0 million for the fourth quarter of 2017 compared to a GAAP net loss of $2.9 million for the fourth quarter of 2016. Adjusted net income* was $30.3 million for the fourth quarter of 2017 compared to an adjusted net loss* of $2.9 million for the fourth quarter of 2016. The fourth quarter of 2016 was negatively impacted by Hurricane Matthew by approximately $19.1 million. The Company’s operating income for the fourth quarter of 2017 was favorably impacted by one month of earnings from NBIC, following the closing of the acquisition on November 30, 2017.

Operating income increased to $23.2 million for the fourth quarter of 2017 from an operating loss of $3.6 million for the fourth quarter of 2016. Non-operating items include a $35.3 million non-cash charge for the change in fair value of the conversion option liability related to our recent issuance of $136.8 million of convertible senior notes (“the convertible notes”), which is not tax deductible, and interest expense and amortization of debt issuance costs of $5.0 million. At issuance, the conversion of all of our outstanding convertible notes into common stock would have resulted in the issuance of more than 20% of the Company’s voting power and shares of common stock outstanding, which requires stockholder approval under the rules of the New York Stock Exchange. On December 1, 2017, the Company held a Special Meeting of Stockholders, at which the Company’s stockholders approved the issuance of the Company’s common stock upon conversion of the convertible notes. Prior to December 1st, the convertible notes were convertible only into cash. The inability to settle the convertible notes into common stock prior to December 1st created a conversion option liability under GAAP, which is recorded at fair value until the date of the shareholder vote on December 1st. Due to the significant increase in our stock price, this hypothetical liability increased $35.3 million during the fourth quarter and a total of $42.2 million from the date of issuance of the note through December 1st. Upon stockholder approval, Heritage reclassified the conversion option liability to a component of equity, thereby removing the volatility of an adverse impact to future earnings. We believe the charge to income related to the conversion option liability does not accurately reflect the performance of the Company because it is a non-cash item which does not impact taxes or book value. Absent this non-cash charge, our adjusted net income* was $30.3 million for the quarter, a new record for the Company.

Gross premiums earned were $183.3 million for the fourth quarter of 2017 compared to $160.2 million for the fourth quarter of 2016. This increase was primarily driven by the inclusion of approximately $28.4 million of NBIC gross premiums earned for the month of December and $7.3 million from the addition of the Sawgrass Mutual policies during the third quarter, partially offset by selective underwriting and exposure management aimed at improving underwriting results in Florida. For example, the Company has not participated in the assumption of Citizens policies since the second quarter of 2016, has discontinued writing new personal lines business in the Tri-County area, and has selectively reduced its commercial residential exposure.

NBIC extensively utilizes quota share reinsurance programs, which generate ceding commission income. We have included NBIC’s fourth quarter ceding commission earned of $8.6 million from its quota share agreements as a reduction to policy acquisition costs in the Consolidated Statements of Comprehensive Income.

Ceded premiums as a percentage of gross premiums earned were 44.5% for the fourth quarter of 2017 compared to 40.8% for the fourth quarter of 2016. The increase is a result of the quota share reinsurance agreements that NBIC has in place. Excluding the results of NBIC, the Company’s ceded premium ratio would have been 37.1% for the fourth quarter of 2017. The ceded premium ratio for the fourth quarter of 2016 was negatively impacted by about 2 percentage points due to a true-up in the non-catastrophe reinsurance programs.

Our net loss ratio was 44% for the fourth quarter of 2017 compared to 72.9% for the fourth quarter of 2016. The fourth quarter of 2016 net loss ratio was negatively impacted by 20.1 points due to $19.1 million of losses from Hurricane Matthew.Also contributing to the lower net loss ratio is an improvement in Heritage P&C’s personal lines loss ratio, due to the underwriting and pricing actions that the Company has taken.

The Company’s net expense ratio was 40.0% for the fourth quarter of 2017 compared to 39.3% for the fourth quarter of 2016.

Heritage’s net combined ratio was 84.0% for the fourth quarter of 2017 compared to 112.2% for the fourth quarter of 2016. Hurricane Matthew had a 20.1 point impact on the fourth quarter of 2016. Operating income, which closely tracks with the net combined ratio, increased from $23.2 million for the fourth quarter of 2017 from an operating loss of $3.6 million for the fourth quarter of 2016.

Full Year Financial Results

Operating income was $49.5 million for the year ended December 31, 2017 compared to $56.8 million for the year ended December 31, 2016. Non-operating items include a $42.2 million non-cash charge for the change in valuation of the conversion option liability. Gross premiums earned were $643.3 million in 2017 compared to $640.5 million in 2016. The Company’s combined ratio on a gross basis was 96.5% for 2017 compared to 95.4% for 2016. The Company experienced a net loss of $1.1 million for the year ended December 31, 2017. Adjusted Net Income* for the year ended December 31, 2017 was $41.1 million compared to adjusted net income* of $33.9 million for the prior year.

Book Value Analysis

Book value per share increased 18.2% to $14.67 at December 31, 2017 compared to the prior year.

	As Of
	December 31, 2017	December 31, 2016	December 31, 2015
Book Value Per Share
Numerator:
Common stockholders’ equity	$379,816	$357,959	$356,553

Denominator:
Total Shares Outstanding	25,885,004	28,840,443	30,441,410

Book Value Per Common Share	$14.67	$12.41	$11.71

Financial Guidance

We focus on creating shareholder value over the long run and establish financial and operational goals and initiatives to achieve that objective. Although we prefer stable and increasing short–term value improvements, we may invest in business strategies and initiatives during a specific year that are designed to enhance our longer-term performance, profit and growth trajectory. Although we understand that such investments may unfavorably impact our short-term results we believe they will provide for the continued long-term profitability and growth our shareholders expect.

We also provide limited earnings estimates to the market and comment on earnings estimates by analysts. As a result, our reported results for a particular period may vary from investors ‘expectations. The very nature of our property insurance business may cause additional volatility in our consolidated results.

Conference Call Details:

Thursday, March 8, 2018 – 8:30 a.m. ET

Participant Dial-in Numbers Toll Free:	1-888-346-3095
Participant International Dial In:	1-412-902-4258
Canada Toll Free:	1-855-669-9657

Webcast:

To listen to the live webcast, please go to the investor section of the company’s website. This webcast will be archived and available for replay.

Non-GAAP Financial Measurements

We measure our business with several financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and investments and assess the long-term performance of our company. Certain of the financial metrics are reported in accordance with U.S. GAAP and certain of these metrics are considered non-GAAP financial measures. As our business evolves, we may make changes to our key financial and operating metrics used to measure our business in future periods. For further information and a reconciliation to the most applicable financial measure under U.S. GAAP, refer to our reconciliation below.

Non-GAAP adjusted net income is a non-GAAP financial measure and the most directly adjusted GAAP financial measure is net income.    Non-GAAP adjusted net income is calculated by adding back the non-cash charges of $35.3 million and $42.2 million for the change in valuation of the convertible option feature related to our convertible senior notes for the three months and year ended December 31, 2017, respectively. We use Non-GAAP adjusted net income internally as a performance measure and believe that this measure reflects the financial performance of the Company’s ongoing business. When combined with the primary GAAP presentations, Non-GAAP adjusted net income provides meaningful supplemental information about our operating performance.

We believe that this non-GAAP financial measure facilitates comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures).

This metric should only be considered as supplemental to the metric net income as a measure of our performance. Adjusted net Income should also not be used as a supplement to, or substitute for, cash flow from operating activities (computed in accordance with U.S. GAAP).

Non-GAAP adjusted earnings per share (EPS) is a non-GAAP measure and is calculated by dividing the Non-GAAP adjusted net income by the number of fully diluted shares at end the of period. Shares are fully diluted in the non-GAAP adjusted EPS calculation when using Non-GAAP adjusted net income due to the positive net income generated.

The following is a reconciliation of Non-GAAP net operating income to the most adjusted U.S. GAAP financial measure, net income, for the quarter and year ended December 31, 2017 (in thousands) (Unaudited):

	Three Months Ended December		Year Ended December 31,
	2017	2016	2017	2016
Reconciliation of net income/(loss) to Adjusted Net Income/(loss)*
Net (loss)/income	(5,048)	(2,856)	(1,119)	33,865
Conversion option liability fair value	35,334	0	42,217	0

Adjusted Net Income/(loss)*	30,286	(2,856)	41,098	33,865

Heritage Insurance Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share data and per share)

(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $552,458 and $576,911 in 2017 and 2016, respectively)	$549,796	$571,011

Equity securities, available for sale, at fair value (cost of $17,547 and $34,190 in 2017 and 2016, respectively)	17,217	31,971

Total investments	567,013	602,982
Cash and cash equivalents	153,697	105,817
Restricted cash	20,833	20,910
Accrued investment income	5,057	4,764
Premiums receivable, net	67,757	42,720
Reinsurance recoverable	357,357	—
Prepaid reinsurance premiums	227,764	106,609
Income taxes receivable	37,338	10,713
Deferred policy acquisition costs, net	41,678	42,779
Property and equipment, net	18,748	17,179
Intangibles, net	101,626	26,542
Goodwill	152,459	46,454
Other assets	19,883	5,775

Total Assets	$1,771,210	$1,033,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$470,083	$140,137
Unearned premiums	475,334	318,024
Reinsurance payable	17,577	96,667
Long-term debt	184,405	72,905
Deferred income tax	34,333	3,003
Advance premiums	23,648	18,565
Accrued compensation	16,477	4,303
Accounts payable and other liabilities	169,537	21,681

Total Liabilities	1,391,394	675,285

Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 26,560,004 shares issued and 25,885,004 outstanding at December 31, 2017 and 29,740,441 shares issued and 28,840,443 outstanding at December 31, 2016	3	3
Additional paid-in capital	294,836	205,727
Accumulated other comprehensive income (loss)	(3,064)	(5,018)
Treasury stock, at cost, 7,099,597 shares at December 31, 2017 and 1,759,330 shares at December 31, 2016	(87,185)	(25,562)
Retained earnings	175,226	182,809

Total Stockholders’ Equity	379,816	357,959

Total Liabilities and Stockholders’ Equity	$1,771,210	$1,033,244

Heritage Insurance Holdings, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except share data and per share)

(Unaudited)

	Quarter Ended		Year Ended
	December		December
	2017	2016	2017	2016
REVENUE:
Gross premiums written	$169,720	$154,911	$625,565	$626,704
Change in gross unearned premium	13,559	5,331	17,739	13,814

Gross premiums earned	183,279	160,242	643,304	640,518
Ceded premiums	(81,551)	(65,336)	(263,740)	(228,797)

Net premiums earned	101,728	94,906	379,564	411,721
Net investment income	3,122	2,595	11,332	9,181
Net realized gains	(447)	(29)	564	1,733
Other revenue	4,215	5,335	15,163	16,323

Total revenue	108,618	102,806	406,623	438,958
OPERATING EXPENSES:
Losses and loss adjustment expenses	44,754	69,199	201,482	238,862
Policy acquisition costs	17,806	22,943	83,892	84,421
General and administrative expenses	22,887	14,308	71,714	58,910

Total operating expenses	85,447	106,450	357,088	382,193

Operating income	$23,171	$(3,644)	$49,535	$56,765
Interest expense, net	3,886	321	10,896	321
Amortization of debt issuance costs	1,161	41	2,314	41
Other non-operating (income)/loss, net	35,334	—	42,217	—

Income before income taxes	$(17,210)	$(4,006)	$(5,892)	$56,403

Provision for income taxes	(12,162)	(1,150)	(4,773)	22,538

Net income	$(5,048)	$(2,856)	$(1,119)	$33,865

OTHER COMPREHENSIVE INCOME:
Change in net unrealized (losses) gains on investments	(2,633)	(14,892)	5,840	(3,120)
Reclassification adjustment for net realized investment gains	447	29	(564)	(1,733)
Income tax benefit related to items of other comprehensive income	(456)	5,730	(3,322)	1,868

Total comprehensive income	$(7,690)	$(11,989)	$835	$30,880

Weighted average shares outstanding
Basic	24,280,095	28,649,166	26,798,465	29,632,171

Diluted	24,280,095	28,649,166	26,798,465	29,634,349

Earnings per share
Basic	($0.18)	($0.09)	($0.04)	$1.14
Diluted	($0.18)	($0.09)	($0.04)	$1.14

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company, Zephyr Insurance Company, and Narragansett Bay Insurance Company, write approximately $941 million of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Alabama, Connecticut, Florida, Georgia, Hawaii, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 25 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or adjusted terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); the success of the Company’s integration with acquired entities; the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s forthcoming Annual Report on Form 10-K for the year ended December 31, 2017 to be filed with the Securities and Exchange Commission. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings, Inc.

Investor Contact:

Kirk Lusk, CFO

727-362-7211

klusk@heritagepci.com

or

Joe Peiso, Vice President - Compliance

727-362-7261

jpeiso@heritagepci.com